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                                                                    EXHIBIT 12.1

                                 COINSTAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   2001            2000           1999            1998         1997
EARNINGS:
Net Income (loss) from continuing operations      $ 1,741       $ (9,854)       $(15,711)      $ (2,397)     $ (2,959)
                                                  --------------------------------------------------------------------

ADD BACK FIXED CHARGES:

Interest expense including
amortization of deferred
financing costs...............................      8,302          8,517          11,164         10,817         9,821
Assumed interest component of
rent expense (1)..............................        477            469             450            455           297
                                                  --------------------------------------------------------------------

Total fixed charges...........................      8,779          8,986          11,614         11,272        10,118
                                                  --------------------------------------------------------------------

Adjusted earnings (loss)......................    $10,520       $   (868)       $ (4,097)      $  8,875      $  7,159
                                                  ====================================================================


Ratio of earnings (deficiency) to fixed
charges.......................................       1.20          (0.10)          (0.35)          0.79          0.71
                                                  ====================================================================

Deficiency of earnings to fixed
charges.......................................                  $ (9,854)       $(15,711)      $ (2,397)     $ (2,959)
                                                                ======================================================
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(1) Estimated as one-third of operating lease expenses